Exhibit 99.1

Contact:

Sean McHugh

Vice President & Treasurer

(678) 791-7615

Carter’s, Inc. Announces Proposed Senior Notes Offering

ATLANTA – February 28, 2019 – Carter’s, Inc. (“Carter’s”) (NYSE: CRI) today announced that its wholly-owned subsidiary The William Carter Company (the “Company”) intends to commence an offering of $500,000,000 aggregate principal amount of senior notes due 2027, subject to market and other conditions.

The Company intends to use the proceeds from this offering of notes to redeem in full its existing 5.25% senior notes due 2021 in accordance with their terms, to repay a portion of the indebtedness outstanding under its secured revolving credit facility and to pay related fees and expenses.

The notes and the related guarantees are being offered and sold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933 (as amended, the “Securities Act”) and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered for sale under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Carter’s, Inc.

Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 company-operated stores in the United States, Canada, and Mexico and online. The company’s Just One You and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon. The company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s intention to offer and sell, and apply the net proceeds from the offer and sale of, the notes. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include the Company’s failure to complete the offering, as a result of market conditions or otherwise, as well as the other risks identified from time to time in filings made by Carter’s with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2018. Carter’s undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.